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                                                                       EXHIBIT 1


                            Identification of Members

Jamie Kellner
Doug Gealy
Thomas Allen
Thomas Embrescia
Michael Roberts
BancBoston Ventures, Inc.
Alta Subordinated Debt Partners III, L.P.
Alta Communications, VI, L.P.
Alta Comm S-by-S, LLC
CEA Capital Partners USA, L.P.
CEA Capital Partners USA CI, L.P.
TCW Shared Opportunity Fund II, L.P.
TCW Leveraged Income Trust, L.P.